EXHIBIT 15

To the Directors and Shareholders of Morgan Stanley:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Morgan Stanley and subsidiaries for the three-month periods ended March 31, 2010 and 2009, and have issued our report dated May 7, 2010 (which report contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board accounting guidance that addresses transfers of financial assets and extinguishments of liabilities and consolidation of variable interest entities). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, is incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/   Deloitte & Touche LLP
New York, New York
July 22, 2010